Therapeutic Solutions International Approved by Amazon to sell its highly regarded immune supplement QuadraMune™ along with other brands.

A milestone accomplishment by the new Therapeutic Solutions sales and marketing department

NEWS PROVIDED BY
Therapeutic Solutions International →
Feb 26, 2021, 09:00 ET

ELK CITY, Idaho, Feb. 26, 2021 /PRNewswire/ -- Therapeutic Solutions International, Inc., (OTC Markets: TSOI), announced today the approval to market our dietary supplements on the Amazon e-commerce platform.

Amazon.com is an international e-commerce company offering online retail shopping as well as other services. According to recent industry figures, Amazon is the leading e-retailer in the United States with close to 280.5 billion U.S. dollars in 2019 net sales.

"I am very excited on this first step for TSOI sales, it is the beginning of many more to infiltrate all of the potential markets for our products. I want to make sure everyone has access and can find TSOI products everywhere," said Serena Robella, Director of Sales for the Company. "My personal favorite is QuadraMune and I can't live without it. Once you take it, you won't be able to either."

The initial products to be offered will be NanoStilbene™, ProJuvenol™, and QuadraMune™. As new products are commercialized, they will be added to this initial offering of these three, our most popular supplements.

"We couldn't be more excited about this than we are right now, and I am so thrilled with the work that Serena did to accomplish this incredible opportunity to offer our cutting-edge nutraceuticals to the Amazon community," said Timothy Dixon, President and CEO of Therapeutic Solutions International. "Amazon has 100's of millions of shoppers monthly and I know Serena will take full advantage of all the tools available on the platform to rapidly increase our sales."

About Therapeutic Solutions International, Inc.
Therapeutic Solutions International is focused on immune modulation for the treatment of several specific diseases. The Company's corporate website is www.therapeuticsolutionsint.com, and our public forum is https://board.therapeuticsolutionsint.com/

CONTACT: ir@tsoimail.com

SOURCE Therapeutic Solutions International

Related Links

http://www.therapeuticsolutionsint.com